                                                               Exhibit 99.1


[GOODYEAR LOGO]                                   NEWS RELEASE

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                MEDIA CONTACT:  Keith Price
                                330-796-1863
                                kprice@goodyear.com
              ANALYST CONTACT:  Barb Gould
                                330-796-8576
                                goodyear.investor.relations@goodyear.com

                                FOR IMMEDIATE RELEASE

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                   GOODYEAR REPORTS THIRD QUARTER RESULTS AND
                    PROVIDES DETAILS OF FINANCIAL RESTATEMENT


     -    RECORD THIRD QUARTER SALES OF $3.9 BILLION, UP 10.7%

     - SEGMENT OPERATING INCOME IMPROVES IN FIVE BUSINESSES FROM THIRD QUARTER 2002

     -    RESTATEMENT REDUCES PRIOR-PERIOD NET INCOME BY $84.7 MILLION

        AKRON, Ohio, Nov. 19, 2003 - The Goodyear Tire & Rubber Company today reported financial results for the third quarter of 2003. It also provided details of its previously announced analysis of the restatement of financial results for the years 2002, 2001, 2000 and pre-2000, as well as the first six months of 2003. All prior period amounts reflect the restatement adjustments.

THIRD QUARTER, 2003
-------------------
        For the third quarter of 2003, Goodyear reported a net loss of $105.9 million (60 cents per share), compared with net income of $32.7 million (20 cents per share) in the third quarter of 2002. All per share amounts are diluted.
        The company reported record quarterly sales of $3.9 billion, up 10.7 percent from $3.5 billion during the prior-year period. Tire unit volume in the third quarter of 2003 was 55.3 million units, up from 54.4 million units in the 2002 period. The company estimates the effects of currency movements had a positive impact on sales of approximately $177 million in the 2003 quarter. Higher selling prices and an improved product mix also had a favorable impact on sales during the quarter.
                                     (more)

        "In addition to record quarterly sales, we are also pleased with continued strong performance in our international tire businesses as well as our Engineered Products and Chemicals units," said Robert J. Keegan, Goodyear's chairman and chief executive officer. "Five of our businesses have achieved year-over-year segment operating income growth. This is an indication that both our marketing investments including focus on brand and product mix and our continued drive to reduce our cost structure are paying off.
        "Despite disappointing segment operating income, we continue to see positive trends in parts of our North American Tire business, where our Goodyear and Dunlop brands gained share in the important consumer replacement market," he said. "North American Tire achieved its highest quarterly sales in two years, which indicates strong demand for our products among our dealer partners and consumers. We remain confident that our cost-reduction plans are on track, and these efforts are more important than ever given rising raw material costs."
        The net loss in the 2003 third quarter includes a net after-tax rationalization charge of $46.3 million (27 cents per share) as a result of staff reductions and manufacturing consolidations in North America and Europe, and an after-tax loss of $6.3 million (4 cents per share) on the sale of assets in the United States.
        Net income in the 2002 third quarter included a net after-tax rationalization charge of $8.9 million (5 cents per share), an after-tax gain of $10.7 million (6 cents per share) resulting primarily from the sale of land in Mexico and the write-off of an investment totaling $2.5 million after-tax (2 cents per share).
        An increase in raw materials costs of approximately $96 million compared to the 2002 quarter had a significant negative impact on the company's results. The net loss was also affected by foreign currency exchange loss of $10.8 million in the quarter, compared to a gain of $26 million in the year-ago quarter. These factors were partially offset by cost reduction actions and improved price and mix.

2003 YEAR-TO-DATE RESULTS
-------------------------
       The company's net loss for the first nine months of 2003 was $332.4 million ($1.90 per share). For the first nine months of 2002, the company recorded net income of $6.6 million (4 cents per share).

                                     (more)

       In addition to the third quarter rationalization charge and sale of assets listed above, results for the first nine months of 2003 also include a net after-tax rationalization charge of $77.3 million (44 cents per share) and an after-tax loss of $7 million (4 cents per share) on asset sales.
       Also impacting the nine-month period was an after-tax charge of $18.7 million (11 cents per share) for account reconciliation adjustments relating to the company's restatement of prior-period financial results. Several factors relating to an enterprise resource planning system implementation in the Engineered Products business resulted in the inability to locate or recreate certain account reconciliations for prior periods. As a result, it was not possible to allocate the amount to applicable periods and accordingly, the company recorded this charge in 2003's first quarter.
       Higher raw material costs of approximately $282 million compared to the 2002 period had a significant impact on the first nine months' results in 2003. Foreign currency exchange loss negatively affected the net loss by $29.9 million in 2003, compared to a gain of $18.3 million in the 2002 period.
       Sales for the first nine months of 2003 were $11.2 billion, an increase of 8.6 percent compared to $10.3 billion in 2002. Tire unit volume was 160.7 million units in both the 2003 and 2002 periods.
        The company estimates the effects of currency movements had a positive impact on sales of approximately $490 million in the first nine months of 2003. Price and mix improvements also had a favorable impact on sales during the period.

FINANCIAL RESTATEMENTS
----------------------
        Goodyear said it has completed its analysis of prior-period financial restatements for the years 2002, 2001, 2000 and pre-2000, as well as the first six months of 2003. Details of these adjustments are included in the company's Form 8-K filed today with the U. S. Securities and Exchange Commission.

                                     (more)

        As a result of Goodyear's analysis, the company has recognized adjustments that reduced net income over these periods by $84.7 million through June 30, 2003. The impact on net income for the restated periods is: an increase of $10.4 million for the first six months of 2003; a decrease of $16.9 million in 2002; a decrease of $26.2 million in 2001 and an increase of $0.9 million in 2000. The impact on amounts related to years prior to 2000 was recorded as a $52.9 million reduction to shareholders' equity at Jan. 1, 2000. Changes to pre-2000 financial information also will be reflected in the company's amended 2002 Form 10-K/A as part of its five-year selected financial data.
        The restatement principally arose from an intensified effort by the company to reconcile certain accounts. This analysis initially resulted in a provision to reduce net income by $31.3 million, which was reflected in the quarter ended June 30, 2003 Form 10-Q. During the third quarter of 2003, the company identified additional adjustments arising from the account reconciliations and was advised by its independent accountants, PricewaterhouseCoopers LLP, that these issues resulted in a material weakness in internal controls that required strengthening procedures for account reconciliation, internal reporting and monitoring. Based on an assessment of the impact of the adjustments to the expected 2003 results, Goodyear decided to restate previously issued financial statements. The restatement also includes changes to the timing of certain previously recognized adjustments not arising from account reconciliations as well as other adjustments identified during the restatement process.
        These restatements can be broken down into four categories:

        - Account reconciliations include items previously not identified or recorded, resulting from the failure to either reconcile accounts or to resolve certain reconciliation issues in a timely manner. The most significant adjustments in this category relate to certain reconciliations for accounts receivable, inventories, fixed assets, inter-company accounts, prepaid expenses and accounts payables-trade. Certain of these adjustments were associated with the integration of a new enterprise resource planning system into the company's accounting processes beginning in 1999. The cumulative amount of these account reconciliation adjustments was a decrease to income before tax of $89.2 million.

                                     (more)

        - Out-of-period adjustments include items previously identified but deemed to be immaterial and items recorded in the period in which management identified the error or in a subsequent period. These adjustments change the timing of income and expense items that were previously recognized. The cumulative amount of out-of-period adjustments was a decrease to income before tax of $1.4 million.
        - Chemical Products segment amounts include those identified as a result of a stand-alone audit of a portion of the Chemical Products business segment. In connection with the restatement, such amounts that were previously recorded in 2002 but which related to years prior to 2002, were reflected in the appropriate periods. The most significant adjustments in this category relate to the timing of the recognition of the actual cost of inventories and the fair value adjustment of a hedge for natural gas.
        - Tax adjustments include an additional Federal and state valuation allowance of $30.2 million, which was required to be recognized in 2002, the period in which the company previously provided for its valuation adjustments, as a result of the restatement adjustments. The remaining amounts relate to the correction of errors in the computation of deferred tax assets and liabilities.
        These adjustments do not affect the company's net cash position as of Sept. 30, 2003, and the restatement does not affect its access to its credit facilities.
        The company's Audit Committee commissioned an independent investigation by an outside law firm, which resulted in no finding of fraud or intentional misconduct relating to the account reconciliation issues that led to the restatement.
        Goodyear said it continues to implement enhanced measures to strengthen its account reconciliation procedures. These include training and continued communications for associates regarding account reconciliation and additional management oversight of the process. Also, the company has enhanced its account reconciliation monitoring process, assigned individual responsibility for reconciling specific accounts and increased internal audit review of account reconciliations.

                                     (more)

        The company plans to upgrade the technical capabilities of associates within the finance function, add personnel where appropriate and expand the staffing, resources and responsibilities of the internal audit function. Further, Goodyear plans to strengthen reporting relationships within the finance function as well as review and identify areas in its accounting systems that can be simplified or automated.
        The company remains fully dedicated to providing timely and accurate financial reporting, and will continue to evaluate the effectiveness of its controls and procedures on an ongoing basis.
        Goodyear also said the SEC advised the company that it had initiated an informal inquiry into the facts and circumstances related to the restatement. The company is cooperating fully with the SEC and has provided requested information as expeditiously as possible. Because the informal SEC inquiry is currently ongoing, the outcome cannot be predicted at this time.

BUSINESS SEGMENTS
-----------------
        Third quarter total operating income from the company's business segments was $146.7 million, an increase of 11.6 percent compared to $131.5 million in the 2002 period. Total segment operating income for the first nine months of 2003 was $352.5 million, an increase of 1.5 percent from $347.4 million in the 2002 period. See the note at the end of this release for further explanation and a reconciliation table.

   NORTH AMERICAN TIRE                THIRD QUARTER           NINE MONTHS
       (in millions)             2003          2002       2003         2002
                                           AS RESTATED              AS RESTATED
   Tire Units                     26.6          26.5        76.7         79.1
   Sales                      $1,791.3      $1,738.1    $5,075.0     $5,088.3
   Segment Operating
     Income (Loss)            $  (31.8)     $    8.9    $ (100.0)    $   (2.2)
   Segment Operating Margin       (1.8)%         0.5%       (2.0)%        0.0%

       North American Tire's unit volume increased 0.4 percent in the third quarter of 2003, but was down 3 percent for the first nine months. Compared to the 2002 periods, replacement volume increased 4.1 percent in the 2003 third quarter, and decreased 1.5 percent for the first nine months. Shipments to original equipment customers decreased 7.9 percent in the quarter and 5.9 percent in the first nine months compared to 2002.

                                     (more)

       Sales increased 3.1 percent compared to the third quarter of 2002. Sales reached their highest level in two years, and reflected improved product mix and higher retail sales. Sales decreased slightly for the first nine months of 2003 compared to the 2002 period due primarily to reduced volume. Improvements in consumer replacement markets, primarily due to pricing and product mix, as well as higher retail sales partially offset the lower volume.
       During the third quarter and the first nine months of 2003, cost savings initiatives and improved retail operations favorably impacted segment operating results, but these savings were not enough to offset the impact of higher raw material costs and benefit costs.

   EUROPEAN UNION TIRE              THIRD QUARTER              NINE MONTHS
       (in millions)              2003        2002            2003      2002
                                           AS RESTATED               AS RESTATED
   Tire Units                     16.0         15.4            46.7       45.3
   Sales                        $986.2       $846.7        $2,883.2   $2,398.8
   Segment Operating Income       38.9         29.8           110.6       82.4
   Segment Operating Margin        3.9%         3.5%            3.8%       3.4%

        European Union Tire's unit volume in the third quarter of 2003 increased
3.4 percent from 2002 and 3.1 percent for the first nine months. Replacement volume increased 9.9 percent for the quarter and 8.9 percent for the first nine months. Shipments to original equipment customers decreased 11.8 percent for the third quarter and 8.5 percent for the first nine months.
        Sales increased in the quarter and nine months compared to 2002 due primarily to the favorable effect of currency translation of approximately $115 million in the quarter and $440 million in the nine-month period. Higher replacement volume also positively affected sales in both 2003 periods.
        Segment operating income increased significantly during the third quarter due to higher volume, the positive effect of currency translation and improved product mix. During the first nine months, income increased compared to 2002 due to lower manufacturing costs, the positive effects of currency translation and higher volume. Both 2003 periods were adversely affected by higher raw material costs.
        The company estimates the effects of currency translation positively impacted segment operating income by approximately $7 million in the third quarter and $26 million for the first nine months.

                                     (more)

   EASTERN EUROPE, AFRICA,        THIRD QUARTER               NINE MONTHS
    MIDDLE EAST TIRE             2003         2002         2003        2002
       (in millions)                      AS RESTATED              AS RESTATED
   Tire Units                      4.8         4.2         13.5        11.7
   Sales                        $283.2      $211.3       $779.2      $579.0
   Segment Operating Income       42.8        30.3         98.1        62.6
   Segment Operating Margin       15.1%       14.3%        12.6%       10.8%

Eastern Europe, Africa and Middle East Tire's unit volume in the third quarter of 2003 increased 12.4 percent from the 2002 period and 14.7 percent for the first nine months. Replacement volume increased 12.2 percent for the quarter and
15.4 percent for the first nine months. Shipments to original equipment customers increased 13.8 percent compared to the third quarter of 2002 and 11.7 percent for the first nine months.
        Sales increased in the 2003 period and first nine months of the year as a result of the positive impact of currency translation, as well as higher volume. The nine-month period also benefited from price increases and improved product mix.
        The company estimates the effect of currency translation positively impacted sales by approximately $41 million for the quarter and $111 million for the first nine months.
        Segment operating income increased substantially in the 2003 quarter and nine-month period. The increases in both periods were due to improved pricing and product mix, higher volume and the favorable effect of currency translation. Lower manufacturing costs also benefited the first nine months of 2003.
        The company estimates the effect of currency translation had a positive effect on segment operating income of approximately $4 million in the third quarter and $9 million in the first nine months.

   LATIN AMERICAN TIRE            THIRD QUARTER              NINE MONTHS
       (in millions)            2003        2002         2003          2002
                                         AS RESTATED               AS RESTATED
   Tire Units                     4.7         4.9         13.8         15.0
   Sales                       $262.1      $220.0       $752.1       $719.6
   Segment Operating Income      43.7        24.1        103.6         76.0
   Segment Operating Margin      16.7%       11.0%        13.8%        10.6%

                                     (more)

        Latin American Tire's unit volume in the third quarter of 2003 was down
3.9 percent from the 2002 quarter and 8.2 percent for the first nine months. Replacement volume was up 2.1 percent for the quarter and down 1.6 percent for the nine months. Shipments to original equipment customers decreased 20 percent for the quarter and 24.1 percent for the nine months due to reduced production by vehicle manufacturers in the region.
        Sales were favorably impacted in both 2003 periods by improved pricing and product mix. The positive effect of currency translation, estimated at $4 million, also benefited sales in the quarter. In the first nine months of 2003 unfavorable currency translation, estimated at $90 million, and lower volume had a negative effect on sales.
        Third quarter segment operating income increased significantly compared to the third quarter of 2002. Increased income in both periods of 2003 resulted from improved pricing and product mix. Higher raw material costs had a negative effect on operating income in both 2003 periods, and higher manufacturing costs had a negative effect on the first nine months. The company estimates currency translation had a negative impact on the 2003 nine-month period of approximately $29 million.

   ASIA TIRE                    THIRD QUARTER              NINE MONTHS
       (in millions)           2003        2002          2003        2002
                                        AS RESTATED               AS RESTATED
   Tire Units                    3.2         3.4          10.0         9.6
   Sales                      $140.0      $136.5        $429.4      $393.0
   Segment Operating Income     10.6        11.8          35.7        31.6
   Segment Operating Margin      7.6%        8.6%          8.3%        8.0%

        Asia Tire's unit volume was down 1.5 percent from the 2002 third quarter, and up 5 percent for the first nine months of the year. Replacement volume decreased 6.1 percent for the quarter and 2.1 percent for the first nine months. Shipments to original equipment customers increased 9.7 percent for the third quarter and 22.9 percent for the first nine months.

        Sales increased compared to the 2002 quarter due to improved pricing and product mix as well as favorable currency translation. Higher volume, pricing and the effect of currency translation had a positive impact on sales in the first nine months.

                                     (more)

        Segment operating income decreased for the quarter compared to 2002 due to higher raw material costs, offset somewhat by improved pricing and product mix and the favorable impact of currency translation. Segment operating income increased during the first nine months of 2003 due to improved pricing and product mix, higher volume, the favorable impact of currency translation and lower manufacturing costs, partially offset by higher raw material costs.
        The company estimates that the currency translation favorably impacted 2003 segment operating income by approximately $2 million in the third quarter and $5 million in the nine month period.

   ENGINEERED PRODUCTS              THIRD QUARTER              NINE MONTHS
       (in millions)              2003        2002          2003           2002
                                          AS RESTATED                  AS RESTATED
   Sales                         $299.9       $274.5        $890.8        $861.5
   Segment Operating Income        15.5         10.9          26.8          37.1
   Segment Operating Margin         5.2%         4.0%          3.0%          4.3%

        Engineered Products' sales increased in the third quarter of 2003 largely as the result of higher sales of military products and conveyor belts. Sales increased for the first nine months of 2003 primarily as the result of strong sales of industrial, replacement and military products, which offset lower sales of original equipment and heavy-duty products.
        Segment operating income rose during the 2003 third quarter due to the favorable impact of currency translation, lower selling, administrative and general expense, lower raw material costs and higher volume, offset somewhat by unfavorable pricing and product mix, as well as higher manufacturing costs.
        Segment operating income in the first nine months of 2003 decreased primarily as a result of $18.7 million of adjustments related to the company's restatement of prior-period financial results. Several factors relating to an enterprise resource planning system implementation in the Engineered Products business resulted in the inability to locate or recreate certain account reconciliations for prior periods. As a result, it was not possible to allocate the amount to applicable periods and accordingly, the company recorded this charge in 2003's first quarter. In addition, unfavorable pricing and product mix and lower volume contributed to the decrease in segment operating income. The 2003 nine-month period was favorably affected by foreign currency translation, lower raw material costs and cost-reduction activities.

                                     (more)

   CHEMICAL PRODUCTS                THIRD QUARTER               NINE MONTHS
       (in millions)               2003       2002           2003        2002
                                           AS RESTATED                AS RESTATED
   Sales                          $306.7     $237.4         $908.6      $657.6
   Segment Operating Income         27.0       15.7           77.7        59.9
   Segment Operating Margin          8.8%       6.6%           8.6%        9.1%

        Chemical Products' sales increased significantly in both the quarter and the nine-month period due to higher net selling prices and favorable currency translation.

        Segment operating income increased significantly in both periods due to higher selling prices, favorable currency translation, higher sales volume and lower manufacturing costs.

CONFERENCE CALL
---------------
        Goodyear will hold an investor conference call at 2 p.m. EST tomorrow. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
        Participating in the conference call with Keegan will be Robert W. Tieken, executive vice president and chief financial officer. They will review Goodyear's third quarter results as well as the restatements.
        Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 1:55 p.m. A taped replay of the conference call will be available at 4 p.m. tomorrow by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company's ability to implement its cost-cutting plans, realize anticipated savings and operational benefits from the newly ratified labor agreement, and achieve its sales targets. The audit of the adjustments to the prior period financial statements is not complete. Therefore, it is possible that the amounts above may change. Additional factors that may cause actual results to differ materially from those indicated by such forward looking statements are discussed in the company's Form 10-K for the year ended Dec. 31, 2002 and Form 10-Q for the quarter ended Sept. 30, 2003, which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

                                     (more)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In millions, except per share)               THIRD QUARTER           NINE MONTHS
                                              ENDED SEPT. 30         ENDED SEPT. 30
                                             2003       2002       2003         2002
                                                    AS RESTATED           AS RESTATED
                                                    -----------           -----------
NET SALES                                   $3,906.0  $3,529.4  $11,210.3  $10,319.3

  Cost of Goods Sold                         3,186.6   2,856.9    9,158.9    8,381.0
  Selling, Administrative and
    General Expense                            596.9     552.1    1,769.7    1,631.7
  Rationalizations                              56.0      12.0      140.3       12.0
  Interest Expense                              79.3      61.8      220.1      182.2
  Other (Income) Expense                        75.4       4.6      144.9       40.6
  Foreign Currency Exchange                     10.8     (26.0)      29.9      (18.3)
  Equity in (Earnings) Loss of Affiliates        0.6       2.5        5.0        9.9
  Minority Interest in
    Net Income of Subsidiaries                   6.8      11.6       31.8       41.2
                                            ------------------  --------------------
INCOME (LOSS) BEFORE INCOME TAXES             (106.4)     53.9     (290.3)      39.0

  United States and Foreign Taxes
    on Income (Loss)                            (0.5)     21.2       42.1       32.4
                                            ------------------  --------------------

NET INCOME (LOSS)                           $ (105.9) $   32.7  $  (332.4) $     6.6

NET INCOME (LOSS) PER
SHARE OF COMMON STOCK - BASIC               $  (0.60) $   0.20  $   (1.90) $    0.04
                                            ==================  ====================

Average Shares Outstanding                     175.3     166.5      175.3      164.5

NET INCOME (LOSS) PER
SHARE OF COMMON STOCK - DILUTED             $  (0.60) $   0.20  $   (1.90) $    0.04
                                            ==================  ====================

Average Shares Outstanding                     175.3     166.5      175.3      165.6




                                     (more)

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In millions)                                                                              SEPT. 30      DEC. 31
                                                                                             2003         2002
                                                                                                       AS RESTATED
                                                                                                       -----------
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents                                                              $  1,034.4    $   921.9
  Short Term Securities                                                                        --           24.3
  Accounts and Notes Receivable, less allowance - $118.3 ($99.9 in 2002)                    2,839.8      1,432.3
  Inventories
     Raw Materials                                                                            452.9        451.0
     Work in Process                                                                          108.0         97.4
     Finished Product                                                                       1,941.6      1,801.4
                                                                                         -----------------------
                                                                                            2,502.5      2,349.8
  Prepaid Expenses and Other Current Assets                                                   261.2        476.8
                                                                                         -----------------------
TOTAL CURRENT ASSETS                                                                        6,637.9      5,205.1

Long Term Accounts and Notes Receivable                                                       285.5        236.3
Investments in Affiliates                                                                     169.2        139.1
Other Assets                                                                                   77.8        254.9
Goodwill and Other Intangible Assets                                                          785.3        768.7
Prepaid and Deferred Pension Cost                                                             926.0        913.4
Deferred Charges                                                                              470.8        381.8
Properties and Plants,
  Less Accumulated Depreciation -  $7,091.8 ($6,573.7 in 2002)                              5,245.1      5,162.1
                                                                                          ----------------------
TOTAL ASSETS                                                                             $ 14,597.6    $13,061.4
                                                                                         =======================

LIABILITIES
CURRENT LIABILITIES:
  Accounts Payable - Trade                                                               $  1,560.5    $ 1,502.1
  Compensation and Benefits                                                                   997.2        955.5
  Other Current Liabilities                                                                   489.7        497.5
  United States and Foreign Taxes                                                             468.2        481.0
  Notes Payable                                                                               112.2        283.4
  Long Term Debt due within One Year                                                           51.9        369.8
                                                                                         ------------------------
TOTAL CURRENT LIABILITIES                                                                   3,679.7      4,089.3
Long Term Debt and Capital Leases                                                           4,777.4      2,989.0
Compensation and Benefits                                                                   4,352.6      4,196.2
Other Long Term Liabilities                                                                   566.6        499.6
Minority Equity in Subsidiaries                                                               792.0        742.5
                                                                                        ------------------------
TOTAL LIABILITIES                                                                          14,168.3     12,516.6

Commitments and Contingent Liabilities

SHAREHOLDERS' EQUITY
Preferred Stock, no par value:
  Authorized 50 shares, unissued                                                               --           --
Common Stock, no par value:
  Authorized 300 shares
  Outstanding Shares - 175.3 (175.3 in 2002)
    After Deducting 20.4 Treasury Shares (20.4 in 2002)                                       175.3        175.3
Capital Surplus                                                                             1,390.4      1,390.3
Retained Earnings                                                                           1,579.6      1,912.0
Accumulated Other Comprehensive Income (loss)                                              (2,716.0)    (2,932.8)
                                                                                          ------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                    429.3        544.8
                                                                                          ------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $ 14,597.6    $13,061.4
                                                                                         =======================

                                     (more)

TOTAL SEGMENT OPERATING INCOME RECONCILIATION TABLE (UNAUDITED)

(In millions)                                        THIRD QUARTER        NINE MONTHS
                                                     ENDED SEPT. 30       ENDED SEPT. 30
                                                     2003      2002       2003      2002
                                                            AS RESTATED          RESTATED
TOTAL SEGMENT OPERATING INCOME                     $  146.7  $  131.5  $  352.5  $  347.4
 Rationalizations and asset sales                     (62.3)     (1.8)   (162.1)     (1.8)
 Interest Expense                                     (79.3)    (61.8)   (220.1)   (182.2)
 Foreign Currency Exchange                            (10.8)     26.0     (29.9)     18.3
 Minority Interest in Net Income of Subsidiaries       (6.8)    (11.6)    (31.8)    (41.2)
 Inter-SBU income                                     (22.7)    (14.7)    (58.7)    (43.0)
 Financing fees and financial instruments             (19.0)    (12.3)    (72.0)    (35.3)
 Equity in earnings (loss) of affiliates               (2.0)     (3.4)     (8.5)    (11.4)
 Other                                                (50.2)      2.0     (59.7)    (11.8)
                                                   ------------------  ------------------
INCOME (LOSS) BEFORE INCOME TAXES                  $ (106.4) $   53.9  $ (290.3) $   39.0
                                                   ==================  ==================



Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company's strategic business units ("SBUs") and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU's segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."






                                     (more)

                                       -15

   EFFECT OF RESTATEMENT ADJUSTMENTS ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS
               OF THE GOODYEAR TIRE & RUBBER COMPANY (UNAUDITED)

(Dollars in millions, except per share)

INCREASE (DECREASE) IN INCOME (LOSS)

                                            Six Months        Year Ended December 31,
                                              Ended           -----------------------
                                            June 30,                                             Pre
                                              2003         2002         2001          2000       2000     Total
                                              ----         ----         ----          ----       ----     -----
Net Income  (loss) as reported             $(236.9)     $(1,105.8)    $(203.6)      $ 40.3
Adjustments (pretax):
     1. Account reconciliations              (10.8)        (11.3)        (8.7)       (10.2)     $(48.2)   $(89.2)
     2. Out of period                         13.6          20.1         (9.4)        (2.6)      (23.1)     (1.4)
     3. Chemical Products segment              -            16.5        (18.0)        14.0       (12.5)      -
                                               -            ----        ------        ----       ------      -
    Total adjustments (pretax)                 2.8          25.3        (36.1)         1.2       (83.8)    (90.6)
  Tax effect of restatement adjustments        3.4         (11.0)        13.2         (0.4)       30.9      36.1
     4. Tax adjustments                        4.2         (31.2)        (3.3)         0.1         -       (30.2)
                                               ---         ------        -----         ---         -       -----
  Total taxes                                  7.6         (42.2)         9.9         (0.3)       30.9       5.9
                                               ---         ------         ---         -----       ----       ---
Total net adjustments                         10.4         (16.9)       (26.2)         0.9      $(52.9)   $(84.7)
                                              ----         ------       ------         ---      =======   =======
Net Income (loss) as restated               $(226.5)     $(1,122.7)    $(229.8)      $41.2
                                            ========     ==========    ========      =====
Per Share of Common Stock:
  Net Income (loss) - Basic as reported     $(1.35)       $(6.62)      $(1.27)       $0.26
  Effect of net adjustments                   0.06         (0.10)       (0.17)         -
                                              ----         ------       ------         -
  Net Income (loss) Basic as  restated      $(1.29)       $(6.72)      $(1.44)       $0.26
                                            =======       =======      =======       =====
  Net Income (loss) - Diluted as            $(1.35)       $(6.62)      $(1.27)       $0.25
   reported
  Effect of net adjustments                   0.06         (0.10)       (0.17)        0.01
                                              ----         ------       ------        ----
Net Income (loss) - Diluted as restated     $(1.29)       $(6.72)      $(1.44)       $0.26
                                            =======       =======      =======       =====


CHANGES IN CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in millions)

                                    JUNE 30, 2003             DECEMBER 31, 2002
                             AS REPORTED   AS RESTATED    AS REPORTED    AS RESTATED
Current Assets              $   6,740.3    $   6,675.4    $   5,226.7    $   5,205.1
Other Assets                    8,000.4        7,992.8        7,919.9        7,856.3
Total Assets                   14,740.7       14,668.2       13,146.6       13,061.4
Current Liabilities             3,556.7        3,566.0        4,071.4        4,089.3
Long term Liabilities          10,572.8       10,574.4        8,424.6        8,427.3
Total Liabilities              14,129.5       14,140.4       12,496.0       12,516.6
Shareholders' Equity              611.2          527.8          650.6          544.8